Exhibit 10.13
AMENDMENT NO. 1 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2010 Restatement)
CHS Inc., pursuant to the power of amendment reserved to it in Section 7.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of the date executed below.
Section 4.4 of the Plan is amended by the addition of the following new paragraph (f):
     (f) Special 2011 Contribution Credit for Carl Casale. Due to the fact that Mr. Casale will not have satisfied the eligibility service requirements to become an active participant in the Pension Plan for 2011, his 2011 contribution credits determined under both the Pension Plan and Section 4.2(b) of this Plan will equal zero dollars ($0). Accordingly, if Carl Casale is an Active Participant in this Plan on December 31, 2011, then notwithstanding Section 4.2(b), his Pension Plan Account shall be credited with a contribution credit equal to the amount of the contribution credit which would have been credited under the Pension Plan as of December 31, 2011 if he had been an active participant in the Pension Plan since January 1, 2011, except that such credit shall be determined as if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon his election under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation.
     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 15th day of December, 2010.

CHS INC.
By	/s/ John D. Johnson
John D. Johnson
Its President and CEO